                                                                 EXHIBIT 99.9


                   [APPRAISAL COMPANY OF AMERICA LETTERHEAD]



                                                  June 12, 1998


Ms. Mary Kahl
Regional Vice President
INSIGNIA RESIDENTIAL GROUP
12159 Sycamore Terrace Drive
Apartment #E
Cincinnati, Ohio 45249

                              RE:  TIMBER RIDGE APARTMENTS
                                   11600 TIMBER RIDGE LANE
                                   SHARONVILLE, OH 45241
                                   248 RESIDENTIAL APARTMENTS


Dear Ms. Kahl:

In accordance with your request, we have inspected and appraised the above referenced property for the purpose of estimating fair market value. The interest appraised is fee simple.

Attached to this letter you will find a report which states the purpose, identifies the property rights analyzed, defines value, identifies the property, and includes the facts, data, reasoning, certifications, and assumptions and limiting conditions underlying our estimate. This appraisal is an estimate of the total value of all the property. Taking into account all the pertinent facts that affect value, the Market Value estimate of the subject property, as of April 3, 1998, is:

         NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ... $ 9,500,000.00


Respectfully submitted,


/s/ HOWARD G. THIEMANN                       /s/ MARK R. TOENNIS
-----------------------------------          -----------------------------
Howard G. Thiemann SRA, ASA, RMU             Mark R. Toennis, ASA
Chairman of the Board                        Appraiser


                                                                         [SEALS]